Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-476-9200

BNC Bancorp Announces First Quarter Results

THOMASVILLE, N.C., May 7 /PRNewswire-FirstCall/ -- BNC Bancorp (Nasdaq: BNCN) today reported that net income for the quarter ended March 31, 2008 declined 11.3 percent to $1.70 million from $1.92 million a year earlier. Diluted per-share earnings were $0.23, down 14.8 percent from the $0.27 reported for the first quarter of 2007.

Total assets as of March 31, 2008 were $1.19 billion, an increase of 5.0 percent from the $1.13 billion at December 31, 2007, and a 20.5 percent increase compared with the $984.8 million as of March 31, 2007. Total loans were 983.1 million, up 5.4 percent and 22.0 percent compared to total loans at December 31, 2007 and March 31, 2007, respectively. Deposits increased 8.6 percent and 14.4 percent over the same three and one-year periods, respectively.

W. Swope Montgomery, Jr., President and Chief Executive Officer, said, "Although the current economic environment is very difficult for the entire banking industry, we are very pleased that we continue to experience solid growth in our core Company. We continue to attract highly respected, quality bankers to our organization; our banking markets, while not immune from the current economic slowdown, have remained relatively healthy; and our core fundamentals, despite a decline in net interest margin brought about by the rapid reduction in rates by the Federal Reserve, remain promising for the future."

"In this challenging environment, we have devoted a tremendous amount of effort to identifying the risk within our loan portfolio, particularly within the real estate sectors, and are taking what we believe are the appropriate actions to minimize future losses. We also realize that this is an ongoing, fluid process that requires our constant focus and evaluation. We have built our Company on making solid business decisions, both internally and in our dealings with our customers; and in this challenging environment we know there will be certain customers who will need our patience and support to help them work through this process. While there are many challenges facing our Company, our customers, and our industry, we are convinced that there are just as many opportunities for those that keep their focus on creating long-term shareholder value," said Montgomery.

"As expected we did see an increase in non-performing assets during the quarter although net charge-offs remained in line with our historic averages," Montgomery continued. "Our company is working very diligently to resolve each of the non-performing relationships and keep our charge-offs at manageable levels." Non-performing assets as a percentage of total assets at March 31, 2008 were at .67 percent, up from .54 percent as of December 31, 2007, and up from .22 percent at March 31, 2007. These ratios compare favorably to our Federal Reserve District Peer Group average of .78 percent at March 31, 2008. The allowance for loan and lease losses has increased $1.45 million, or 13.5 percent, from a year ago. The allowance for loan and lease losses of $12.20 million is 1.24 percent of March 31, 2008 total loans outstanding, down from 1.26 percent at the prior quarter end, and down from 1.33 percent in the first quarter last year. The first quarter provision for loan losses expense was $725,000, an increase of $175,000 from the same quarter in 2007. Net charge-offs for the quarter were $312,000.

Tax equivalent net interest income for the first quarter of 2008 increased $558,000 or 6.9 percent compared to the same three-month period in 2007. Components of the change in net interest income were: the increase in earning assets contributed a $1.84 million increase, while the reduction in net interest margin reduced net interest income by $1.28 million. The Company reported a tax equivalent net interest margin of 3.29% for the first quarter of 2008, compared to 3.37% for the fourth quarter of 2007, and 3.79% for the first quarter of 2007. The decrease in net interest margin over the last year resulted from the recent actions by the Federal Reserve to aggressively reduce key benchmark rates coupled by elevated short-term CD rates due to the heightened dependence on the CD markets for much needed liquidity by the large money-center banks. "Over the coming 12 months we have $545 million in CD's maturing with an average cost of 4.49%. If rates remain at current levels, we anticipate significant margin improvement as these deposits reprice," said Montgomery.

BNC Bancorp is the parent Company of Bank of North Carolina, a $1.19 Billion commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Welcome and Oak Ridge, North Carolina. In addition, the Bank operates limited service banking offices in Winston-Salem and Mooresville, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp's stock is quoted in the Nasdaq Capital Market under the symbol "BNCN."

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we make written and oral forward-looking statements within the meaning of certain securities laws, including in this press release, in other filings with the U.S. Securities and Exchange Commission, in reports to shareholders and in other communications. These forward-looking statements include, among others, statements with respect to our objectives for 2008 and beyond, and the medium and long terms strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the strength of the North Carolina economy in general and the strength of the local economies within North Carolina in which we conduct operations; the strength of the United States economy; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System in the United States; judicial decisions; the effects of competition in the markets in which we operate; inflation; the timely development and introduction of new products and services in receptive markets; the impact of changes in the laws and regulations regulating financial services (including banking, insurance and securities); changes in tax laws; technological changes; our ability to complete strategic acquisitions and to integrate acquisitions; judicial or regulatory proceedings; changes in consumer spending and saving habits; the possible impact on our businesses of international conflicts and other developments including those relating to the war on terrorism; and our anticipation of and success in managing the risks implicated by the foregoing.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)

	For the
	Three Months Ended
	March 31,	March 31,
	2008	2007	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$18,402	$16,842	9.3%
Interest expense	10,210	9,182	11.2
Net interest income	8,192	7,660	7.0
Provision for loan losses	725	550	31.8
Net interest income after provision for loan losses	7,467	7,110	5.0

Noninterest income	1,375	1,204	14.2
Noninterest expense	6,446	5,588	15.4
Income before income tax expense	2,396	2,726	(12.1)
Provision for income taxes	696	809	(14.0)
Net income	1,700	1,917	(11.3)

PER SHARE DATA
Earnings per share, basic	$0.23	$0.28	-17.9%
Earnings per share, diluted	0.23	0.27	(14.8)
Book value per share	11.91	10.49	13.5
Tangible book value per share	8.04	6.47	24.3

Weighted average common shares outstanding:
Basic	7,278,648	6,800,690
Diluted	7,422,815	7,074,287

PERFORMANCE RATIOS
Return on average assets	0.59%	0.81%
Return on average equity	7.90%	10.63%
Return on average tangible equity	11.73%	17.38%
Net yield on earning assets (taxable equivalent)	3.29%	3.79%
Average equity to average assets	7.43%	7.62%
Allowance for loan losses as a % of total loans	1.24%	1.33%
Non-performing assets to total assets, end of period	0.67%	0.22%
Ratio of net charge-offs to average loans, annualized	0.13%	0.11%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)

	For the
	Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2008	2007	2007	2007	2007	2006

SUMMARY STATEMENTS OF OPERATIONS
Interest income	$18,402	$19,262	$19,420	$18,146	$16,842	$16,616
Interest expense	10,210	11,003	10,990	10,090	9,182	8,509
Net interest income	8,192	8,259	8,430	8,056	7,660	8,107
Provision for loan losses	725	750	1,140	650	550	780
Net interest income after provision for loan losses	7,467	7,509	7,290	7,406	7,110	7,327
Noninterest income	1,375	1,483	1,255	1,307	1,204	1,152
Noninterest expense	6,446	6,839	5,941	5,700	5,588	5,540
Income before income tax expense	2,396	2,153	2,604	3,013	2,726	2,939
Provision for income taxes	696	600	754	895	809	878
Net income	1,700	1,553	1,850	2,118	1,917	2,041

Net interest income, as reported	$8,192	$8,259	$8,430	$8,056	$7,660	$8,107
Tax-equivalent adjustment	412	360	422	401	386	411
Net interest income, tax-equivalent	8,604	8,619	8,852	8,457	8,046	8,518

PER SHARE DATA
Earnings per share, basic	$0.23	$0.22	$0.27	$0.31	$0.28	$0.30
Earnings per share, diluted	0.23	0.22	0.26	0.30	0.27	0.29

Weighted average common shares outstanding:
Basic	7,278,648	6,914,320	6,895,012	6,849,403	6,800,690	6,698,899
Diluted	7,422,815	7,097,902	7,093,801	7,090,473	7,074,287	7,026,623

PERFORMANCE RATIOS
Return on average assets	0.59%	0.56%	0.68%	0.84%	0.81%	0.88%
Return on average equity	7.90%	7.61%	9.67%	11.44%	10.63%	11.32%
Return on average tangible equity	11.73%	11.70%	15.44%	18.52%	17.38%	19.13%
Net yield on earning assets (taxable equivalent)	3.29%	3.37%	3.55%	3.71%	3.79%	4.09%
Average equity to average assets	7.43%	7.29%	7.03%	7.32%	7.62%	7.77%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	As of
	March 31,	March 31,
	2008	2007	% Change
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$983,076	$805,519	22.0%
Allowance for loan losses	12,197	10,747	13.5
Loans, net of allowance for loan losses	970,879	794,772	22.2
Securities, available for sale	88,646	77,918	13.8
Total Assets	1,186,172	984,802	20.5

Deposits:
Noninterest-bearing deposits	72,647	70,660	2.8
Interest-bearing demand and savings	208,639	195,788	6.6
CD's and other time deposits	647,342	545,505	18.7
Total deposits	928,628	811,953	14.4
Borrowed Funds	163,663	93,010	76.0
Total interest-bearing liabilities	1,019,644	834,303	22.2
Shareholders' Equity	86,776	73,875	17.5

	As of
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2008	2007	2007	2007	2007	2006
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$983,076	$932,562	$905,259	$875,515	$805,519	$774,664
Allowance for loan losses	12,197	11,784	11,479	11,243	10,747	10,400
Loans, net of allowance for loan losses	970,879	920,778	893,780	864,272	794,772	764,264
Securities, available for sale	88,646	87,396	84,917	79,133	77,918	76,700
Total Assets	1,186,172	1,128,181	1,098,263	1,070,633	984,802	951,731

Deposits:
Noninterest-bearing deposits	72,647	67,552	69,399	71,653	70,660	65,932
Interest-bearing demand and savings	208,639	216,895	216,865	205,170	195,788	189,624
CD's and other time deposits	647,342	570,683	611,674	621,160	545,505	531,221
Total Deposits	928,628	855,130	897,938	897,983	811,953	786,777
Borrowed Funds	163,663	182,641	117,482	92,149	93,010	86,386
Total interest-bearing liabilities	1,019,644	970,219	946,021	918,479	834,303	807,231
Shareholders' Equity	86,776	86,392	78,242	74,970	73,875	72,523

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2008	2007	2007	2007	2007	2006
SELECTED BALANCE SHEET DATA
Quarterly average balances

Loans, net of allowance for loan losses	949,627	909,571	886,557	824,509	776,447	745,829
Securities, available for sale	88,336	81,632	84,064	75,982	77,230	72,504
Total earning assets	1,048,980	1,008,427	990,099	914,527	861,971	826,706
Total Assets	1,160,622	1,109,313	1,080,473	1,014,860	959,426	922,335

Deposits:
Noninterest-bearing deposits	73,139	68,992	68,204	69,438	64,462	70,140
Interest-bearing demand and savings	214,563	215,630	215,094	202,839	191,505	186,793
CD's and other time deposits	592,452	590,648	619,084	563,500	532,720	495,338
Total Deposits	880,154	875,270	902,382	835,777	788,687	752,271
Borrowed Funds	188,195	149,254	96,114	98,548	91,844	95,948
Total interest-bearing liabilities	995,210	955,532	930,292	864,887	816,069	778,079
Shareholders' Equity	86,278	80,919	75,931	74,258	73,152	71,752